Exhibit 107
Calculation of Filing Fee Tables Form S-3
(Form Type)

Eos Energy Enterprises, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, issuable upon exercise of exercise of Warrants, Exchange Rights and Preferred Stock	457(r)	56,545,954(1)	$3.45 (2)	$195,083,541.30	0.00013810	$26,941.04
Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amounts					$195,083,541.30		$26,941.04
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$26,941.04

(1)Consists of (i) 39,149,080 shares of common stock issuable upon exercise of warrants and exchange rights, (ii) 1,159,110 additional shares issuable upon exercise of a warrant and (iii) 16,237,764 additional shares of common stock issuable upon exercise of preferred stock.
(2)Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $3.45, which is the average of the high and low prices of the common stock on the Nasdaq Capital Market on August 26, 2026, which date is a date within five business days prior to the filing of this registration statement.

Table 2: Fee Offset Claims and Sources

Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)

Fee Offset Claims
Fee Offset Sources
Fee Offset Sources
Fee Offset Sources